                                                                      EXHIBIT 7

"THE SECURITIES EVIDENCED BY THIS INSTRUMENT AND THE SECURITIES ISSUABLE UPON EXERCISE THEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF (I) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE ACT OR (II) A VALID EXEMPTION FROM REGISTRATION UNDER THE ACT AND APPLICABLE STATE AND FOREIGN SECURITIES LAWS WITH RESPECT TO SUCH SALE OR OFFER."

"THE SECURITIES EVIDENCED BY THIS INSTRUMENT AND THE SECURITIES ISSUABLE UPON EXERCISE THEREOF MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED OR IN ANY MANNER DISPOSED OF, EXCEPT IN COMPLIANCE WITH THE TERMS OF THE UNIT PURCHASE AGREEMENT, DATED AS OF JANUARY 23, 2001, BY AND AMONG THE COMPANY AND THE PURCHASERS NAMED IN SCHEDULE I ATTACHED THERETO. THE SECRETARY OF THE COMPANY WILL UPON WRITTEN REQUEST FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE."

                                            Number of Shares:  To be determined
                                                            as set forth herein

Date of Issuance:  January 23, 2001

                           PRIMESOURCE SURGICAL, INC.

                        WARRANT TO PURCHASE COMMON STOCK

         PrimeSource Surgical, Inc., a Delaware corporation (the "COMPANY"), for value received, hereby certifies that GE Capital Equity Investments, Inc., a Delaware corporation (the "REGISTERED HOLDER"), is entitled, subject to the terms set forth below, to purchase from the Company, at any time on or before the Expiration Date (as defined in Section 6), shares of Common Stock, par value $0.001 per share (the "COMMON STOCK"), of the Company, pursuant to the provisions of this warrant (the "WARRANT"). The shares purchasable upon exercise of this Warrant are sometimes referred to herein as the "WARRANT SHARES."

         1. DETERMINATION OF PURCHASE PRICE. The Registered Holder shall be entitled to purchase Warrant Shares, subject to the terms set forth herein, at a purchase price per Warrant Share (the "PURCHASE PRICE") equal to the greater of $0.001 per share and the lessor of:

                  (a) the lesser of (i) the price per Warrant Share implied by the purchase price per share and terms of conversion into Common Stock of an equity security of the Company sold in a Qualified Equity Financing (as defined in the Company's Certificate of Designation of Series C-3 Exchangeable Preferred Stock), and (ii) the price per Warrant Share implied by the purchase price per share and terms of conversion into Common Stock of an equity security of the Company sold in an Alternative Equity Financing (as defined in the Company's Certificate of Designation of Series C-3 Exchangeable Preferred Stock), and



                                   Exhibit 7-1

                  (b) if as of the earlier of (i) January 23, 2002 and (ii) the date upon which a Change in Control (as defined in the Company's Certificate of Designation of Series C-3 Exchangeable Preferred Stock) (such earlier date being the "DETERMINATION DATE"), no Qualified Equity Financing has taken place, the lesser of (A) $1.25 and (B) the fair market value of a share of Common Stock, as of the Determination Date, as determined by mutual agreement between the Company and the holders, as of the Determination Date, of a majority of the then outstanding shares of the Company's Series C-3 Exchangeable Preferred Stock, or, if the Company and such holders are unable to agree within twenty
(20) days following the Determination Date, as determined by an appraiser selected mutually by the Company and such holders, as soon following the twentieth day following the Determination Date as practicable, who shall establish fair market value, as of the Determination Date, of a share of Common Stock as soon as practicable.

         2. DETERMINATION OF NUMBER OF SHARES OF COMMON STOCK FOR WHICH WARRANT MAY BE EXERCISED. This Warrant may be exercised, subject to the terms set forth herein, for up to a number of shares of Common Stock equal to the product obtained by multiplying (a) the quotient obtained by dividing (i) $2,000,000 by (ii) the Purchase Price, determined in accordance with Section 1 hereof and (b) the Finance Time Multiplier. The Finance Time Multiplier shall be:

         (w)      .2       if the Company closes a Qualified Equity Financing
                           between January 23, 2001 and May 23, 2001;

         (x)      .3       if the Company closes a Qualified Equity Financing
                           between May 24, 2001 and September 20, 2001;

         (y)      .4       if the Company closes a Qualified Equity Financing
                           between September 21, 2001 and January 18, 2002; and

         (z)      .5       if the Company has not closed a Qualified Equity
                           Financing by January 19, 2002.

         3.       EXERCISE.

                  (a) EXERCISE EVENTS. This Warrant shall become exercisable as to the Warrant Shares at such time as the Purchase Price can be determined pursuant to Section 1 hereof (the "PURCHASE PRICE DETERMINATION DATE").

                  (b) MANNER OF EXERCISE. This Warrant may be exercised by the Registered Holder, in whole or in part, by surrendering this Warrant and the duly executed Notice of Exercise appended hereto as EXHIBIT A , at the principal office of the Company, or at such other office or agency as the Company may designate, together with payment in full of the Purchase Price payable in respect of the Warrant Shares purchased upon such exercise. The Purchase Price shall be paid to the Company by certified check or wire transfer of immediately available funds.



                                   Exhibit 7-2

                  (c)      NET ISSUE EXERCISE.

         In lieu of exercising this Warrant in the manner provided above in
SECTION 3(b), after determining the Purchase Price pursuant to SECTION 1, the Registered Holder may elect to receive Warrant Shares equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with notice of such election in which event the Company shall issue to holder a number of Warrant Shares computed using the following formula:

                                    X = Y (A - B)
                                          A
Where        X = The number of Warrant Shares to be issued to the Registered
                 Holder.
             Y = The number of Warrant Shares purchasable under this Warrant
                 (at the date of such calculation).
             A = The fair market value of one Warrant Share (at the date of such calculation).
             B = The Purchase Price (as adjusted to the date of such
                 calculation).

         For purposes of this Section 3(c), the fair market value of one Warrant Share on the date of calculation shall mean:

                             (A) If the Common Stock is traded on a
securities exchange or the Nasdaq National Market, the fair market value shall be deemed to be the average of the high and low prices of the Common Stock on such exchange or market over the 5 business days ending immediately prior to the applicable date of valuation;

                             (B) If the Common Stock is actively traded
over-the-counter (as evidenced by there being two or more market makers in the Common Stock), the fair market value shall be deemed to be the average of the high and low bid prices over the 30-day period ending immediately prior to the applicable date of valuation; and

                             (C) If there is no active public market for the
Common Stock, the fair market value shall be the value as determined in good faith by the Company's Board of Directors upon a review of relevant factors, including due consideration of Holders' determination of the value of the Company.

                  (d) EFFECTIVE TIME OF EXERCISE. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant is surrendered to the Company and the Purchase Price paid as provided in Section 3(b). Subject to Section 5(a), at such time, the person or persons in whose name or names any certificates for Warrant Shares shall be issuable, shall be deemed to have become the holder or holders of record of the Warrant Shares evidenced by such certificates.

                  (e) DELIVERY TO HOLDER. Subject to Section 5(a), as soon as practicable after the exercise of this Warrant, and in any event within twenty (20) business days thereafter, the Company shall cause to be issued in the name of, and delivered to, the Registered Holder, or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct:

                                 Exhibit 7-3
     a certificate or certificates evidencing the number of Warrant Shares to which such Registered Holder shall be entitled, and in case of a partial exercise, a new warrant of like tenor, calling in the aggregate on the face thereof for the number of Warrant Shares equal (without giving effect to any adjustment therein) to the number of such shares called for on the face of this Warrant minus the number of such shares in respect of which the Warrant has been previously exercised.

                  (f) The Company hereby acknowledges that exercise of this Warrant by Holder may subject the Company and/or the Holder to the filing requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and that Holder may be prevented from exercising this Warrant until the expiration or early termination of all waiting periods imposed by the HSR Act ("HSR Act Restrictions"). If on or before the Expiration Date (as defined herein) Holder has sent the Notice of Exercise to Company and Holder, after taking all required actions, including the filing of any documents and the payment of any fees, has not been able to complete the exercise of this Warrant prior to the Expiration Date solely because of HSR Act Restrictions, the Holder shall be entitled to complete the process of exercising this Warrant in accordance with the procedures contained herein notwithstanding the fact that completion of the exercise of this Warrant would take place after the Expiration Date.

         4.       ADJUSTMENTS.

                  (a) STOCK SPLITS AND DIVIDENDS. If, on or following the Purchase Price Determination Date, the Common Stock of the Company shall be subdivided into a greater number of shares or a dividend in shares of Common Stock shall be paid in respect of the Common Stock, the Purchase Price in effect immediately prior to such subdivision or at the record date of such dividend shall simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend be proportionately reduced, such reduction to be rescinded if at the effective time of exercise of the Warrant such stock split or dividend has not yet been effected. If the outstanding Common Stock shall be combined into a smaller number of shares, the Purchase Price in effect immediately prior to such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased, such increase to be rescinded if at the effective time of exercise of the Warrant such combination has not yet been effected.

                  (b) ADJUSTMENT TO NUMBER OF SHARES. When an adjustment to the Purchase Price is required to be made pursuant to Section 4(a), the number of Warrant Shares purchasable upon the exercise of this Warrant shall be adjusted to the number determined by dividing (i) an amount equal to the number of shares issuable upon the exercise of this Warrant immediately prior to such adjustment, multiplied by the Purchase Price in effect immediately prior to such adjustment, by (ii) the Purchase Price in effect immediately after such adjustment.

                  (c) RECLASSIFICATION, ETC. In case of any reclassification or change of the outstanding securities of the Company, or of any reorganization or merger of the Company or sale of all or substantially all of the Company's assets (or any other corporation the stock or securities of which are at the time receivable upon the exercise of this Warrant) or any similar corporate reorganization on or after the date hereof, then and in each such case, the Registered




                                  Exhibit 7-4

Holder of this Warrant, upon the exercise hereof at any time after the consummation of such reclassification, change, reorganization or merger, shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise hereof prior to such consummation, the stock or other securities or property to which such holder would have been entitled upon such consummation if such holder had exercised this Warrant immediately prior thereto, all subject to further adjustment as provided in this Section 4; and in each such case, the terms of this Section 4 shall be applicable to the shares of stock or other securities properly receivable upon the exercise of this Warrant after such consummation. Notwithstanding the foregoing, if this SECTION 4(c) would entitle the Registered Holder to receive consideration other than cash or marketable securities, then the Registered Holder shall instead be entitled to receive cash in an amount equal to the fair market value of the property that such Registered Holder would have been entitled to receive but for this sentence, as determined by the Company's Board of Directors.

                  (d) ADJUSTMENT OF PRICE UPON ISSUANCE OF COMMON STOCK. No adjustment shall be made pursuant to this SECTION 4(d) for any event that takes place prior to the first establishment of a purchase price pursuant to SECTION
1. Except as provided in SECTION 4(e), if and whenever the Company shall issue or sell, or is, in accordance with SECTION 4(d)(1) through 4(d)(7), deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the Purchase Price, if established, for the Warrant Shares in effect immediately prior to the time of such issue or sale, then, forthwith upon such issue or sale, the Purchase Price shall be reduced to the price determined by dividing (i) an amount equal to the sum of (A) the number of shares of Common Stock outstanding immediately prior to such issue or sale multiplied by the then existing Purchase Price and (B) the consideration, if any, received by the Company upon the issue or sale, by (ii) the total number of shares of Common Stock outstanding immediately after such issue or sale, which number of shares for purposes of both (i) and (ii) above shall include the number of shares of Common Stock that would be outstanding if all outstanding Convertible Securities (as defined herein) were converted to Common Stock. Notwithstanding the forgoing, there shall be no adjustment pursuant to this SECTION 4(d) based upon either the issuance of securities by Luxtec Corporation either in exchange for securities of the Company pursuant to the Agreement and Plan of Merger by and among Luxtec Corporation, Laser Merger Sub, Inc. and the Company, dated as of November 27, 2000 (the "LUXTEC MERGER AGREEMENT"), or the issuance by Luxtec of securities in one or more transactions relating to the exchange of Luxtec Series A Preferred Stock for other securities of Luxtec.

         For purposes of this SECTION 4(d), the following SECTIONS 4(d)(1) to 4(d)(7) shall also be applicable:

                  (1) ISSUANCE OF RIGHTS OR OPTIONS. In case at any time the Company shall in any manner grant (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, its capital stock or any stock or debt or equity security convertible into or exchangeable for its capital stock (such warrants, rights or options being called "Options" and such convertible or exchangeable stock or securities being called "CONVERTIBLE SECURITIES"), whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the total



                                 Exhibit 7-5
amount, if any received or receivable by the Company as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion and exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Purchase Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding. Except as otherwise provided in SECTION 4(d)(3), no adjustment of the Purchase Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issuance of Common Stock upon conversion or exchange of such Convertible Securities.

                  (2) ISSUANCE OF CONVERTIBLE SECURITIES. In case the Company shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the Conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Purchase Price in effect immediately prior to the time such issue or sale, then the total maximum number of Shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding, PROVIDED, that (a) except as otherwise provided in SECTION 4(d)(3), no adjustment of the Purchase Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities and (b) if any such issue or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Purchase Price have been or are to be made pursuant to other provisions of this SECTION 4(d), no further adjustment of the Purchase Price shall be made by reason of such issue or sale.

                  (3) CHANGE IN OPTION PRICE OR CONVERSION RATE. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in SECTION 4(d)(1), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in SECTION 4(d)(1) or 4(d)(2), or at the rate at which Convertible Securities referred to in SECTION 4(d)(1) or 4(d) (2) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Purchase Price in effect at the time of such event shall forthwith be readjusted to the Purchase Price which would




                                  Exhibit 7-6
have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; PROVIDED, HOWEVER, that no adjustment pursuant to this SECTION 4(d)(3) shall result in an increase in the Purchase Price; PROVIDED, FURTHER, that no termination of any such Option or any such right to convert or exchange such Convertible Securities shall result in any change in the Purchase Price.

                  (4) STOCK DIVIDENDS. In case the Company shall pay a dividend or make any other distribution upon any stock of the Company payable in Common Stock, Options, or Convertible Securities, any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to be issued or sold without consideration.

                  (5) CONSIDERATION FOR STOCK. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Company therefor, net of any of expenses incurred and any underwriting commissions or concessions paid or allowed by the Company in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Company, net of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Company, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued without consideration.

                  (6) RECORD DATE. In case the Company shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the payment of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                  (7) TREASURY SHARES. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company and the disposition of any such shares shall be considered an issue or sale of Common Stock for the purpose of this SECTION 4(d).

                  (E) CERTAIN ISSUES OF COMMON STOCK EXCEPTED. Anything herein to the contrary notwithstanding, the Company shall not be required to make any adjustment of the Purchase Price as a result of the issuance from and after the date hereof of up to an aggregate of 23,037,326 shares (appropriately adjusted to reflect the occurrence of any event described in SECTION 4(a)) of Common Stock issuable upon the exercise or conversion of Convertible Securities and Options outstanding on the Issue Date.) Notwithstanding the foregoing, upon the consummation of the transactions contemplated by the Luxtec Merger Agreement, the exclusion



                                   Exhibit 7-7
provided by this SECTION 4(e) shall be for 18,684,818 shares (appropriately adjusted to reflect the occurrence of any event described in SECTION 4(a)) of Luxtec common stock ("LUXTEC COMMON STOCK"), par value $0.01 per share, issuable upon the exercise or conversion of Convertible Securities, Options and securities of Luxtec convertible for and options exercisable for Luxtec Common Stock, in each case, outstanding on the Issue Date).

                  (F) ADJUSTMENT NOTICE. When any adjustment is required to be made pursuant to this Section 4, the Company shall send to the Registered Holder a notice setting forth (i) a brief statement of the facts requiring such adjustment, (ii) the Purchase Price after such adjustment and (iii) the kind and amount of stock or other securities or property into which this Warrant shall be exercisable after such adjustment.

         5.       TRANSFERS.

                  (a) UNREGISTERED SECURITY. The Registered Holder of this Warrant acknowledges that this Warrant and the Warrant Shares have not been registered under the Securities Act of 1933, as amended (the "ACT"), and agrees not to sell, pledge, distribute, offer for sale, transfer or otherwise dispose of this Warrant or any Warrant Shares, other than to an Affiliate (as defined in the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder), in the absence of (i) an effective registration statement under the Act as to this Warrant or such Warrant Shares and registration or qualification of this Warrant or such Warrant Shares under any applicable U.S. federal or state securities laws then in effect or (ii) a valid exemption from registration under the Act and applicable state and foreign securities laws with respect to such sale or offer. Each certificate or other instrument for Warrant Shares issued upon the exercise of this Warrant shall bear a legend substantially to the foregoing effect.

                  (b) TRANSFERABILITY. This Warrant and the Warrant Shares issuable upon exercise of this Warrant may not be sold, assigned, transferred, encumbered or in any manner disposed of, except in compliance with the terms of the Unit Purchase Agreement, dated as of January 23, 2001, by and among the Company and the purchasers named in SCHEDULE I attached thereto. The Secretary of the Company will upon written request furnish a copy of such agreement to the holder hereof without charge.

         6. TERMINATION. This Warrant and the rights hereunder shall terminate on December 31, 2010 (the "EXPIRATION DATE"):

         7. RESERVATION OF STOCK. The Company will at all times following the Purchase Price Determination Date reserve and keep available for issuance upon the exercise of this Warrant sufficient shares of Common Stock.

         8. NOTICES. Any notice required or permitted by this Warrant shall be in writing and shall be deemed given when sent, if delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight
(48) hours after being deposited in the regular mail as certified or registered mail with postage prepaid, addressed (a) if to the Registered Holder, to the address of the Registered Holder most recently furnished in writing to the Company and (b)




                                   Exhibit 7-8
if to the Company, to the address set forth below or as subsequently modified by written notice to the Registered Holder.

         9. NO RIGHTS AS STOCKHOLDER. Until the effective time of exercise of this Warrant, as set forth in Section 3(c) hereof, the Registered Holder of this Warrant shall not have or exercise any rights by virtue hereof as a stockholder of the Company.

         10. NO FRACTIONAL SHARES. No fractional shares will be issued in connection with any exercise hereunder. In lieu of any fractional shares which would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one Warrant Share on the date of exercise, as determined in good faith by the Board of Directors of the Company.

         11. MISCELLANEOUS. Any term of this Warrant may be amended or waived only by an instrument in writing signed by the party against which enforcement of the amendment or waiver is sought. The headings in this Warrant are descriptive only and shall not limit or otherwise affect the meaning of any provision of this Warrant. This Warrant shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

                           PRIMESOURCE SURGICAL, INC.


                           By:   /s/   JOHN F. ROONEY
                              -------------------------------------------------
                                 Name:    John F. Rooney
                                 Title:   President and Chief Executive Officer

                                 Address: PrimeSource Surgical, Inc.
                                          3700 East Columbia Street
                                          Butterfield Business Park
                                          Tucson, AZ  85714


                                                                      EXHIBIT A

                               NOTICE OF EXERCISE

To:      PrimeSource Surgical, Inc.

         The undersigned hereby irrevocably, subject to the terms and conditions contained in the attached Warrant, elects to purchase ____ shares of Common Stock of PrimeSource Surgical, Inc., pursuant to the provisions of the attached Warrant, and tenders herewith payment of the purchase price for such shares in full, by certified check or wire transfer of immediately available funds.

         In exercising this Warrant, the undersigned hereby confirms and acknowledges that the shares of Common Stock are being acquired solely for the account of the undersigned and the undersigned will not offer, sell or otherwise dispose of any of the shares of Common Stock in contravention of Section 5 of the Warrant.




                                   Exhibit 7-9

         Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below.




                                     (Name)



                                     (Name)


         Please issue a new Warrant for the unexercised portion of the attached Warrant in the name of the undersigned or in such other name as is specified below:



                                     (Name)


(Date)                               (Signature)
























                                   Exhibit 7-10